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                                                                  Exhibit 12


              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2002          2001
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $118,616      $102,247
  Interest expense                                     137,232       172,188
  Implicit interest in rents                             4,237         4,195

Total earnings                                        $260,085      $278,630


Fixed charges:
  Interest expense                                    $137,232      $172,188
  Implicit interest in rents                             4,237         4,195

Total fixed charges                                   $141,469      $176,383


Ratio of earnings to fixed charges                        1.84          1.58